UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 4)*

Compellent Technologies, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
20452A 10 8
(CUSIP Number)
February 22, 2011
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	20452A 10 8

1	NAMES OF REPORTING PERSONS Crescendo IV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 2 of 12 Pages

CUSIP No.	20452A 10 8

1	NAMES OF REPORTING PERSONS Crescendo IV AG & Co. Beteiligungs KG

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 3 of 12 Pages

CUSIP No.	20452A 10 8

1	NAMES OF REPORTING PERSONS Crescendo IV Entrepreneurs Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 4 of 12 Pages

CUSIP No.	20452A 10 8

1	NAMES OF REPORTING PERSONS Crescendo IV Entrepreneurs Fund A, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 5 of 12 Pages

CUSIP No.	20452A 10 8

1	NAMES OF REPORTING PERSONS Crescendo Ventures IV, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

Page 6 of 12 pages

CUSIP No.	20452A 10 8

1	NAMES OF REPORTING PERSONS Crescendo German Investments IV, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

Page 7 of 12 Pages

CUSIP No.	20452A 10 8

1	NAMES OF REPORTING PERSONS R. David Spreng

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

Page 8 of 12 Pages

Item 1.
(a)	Name of Issuer Compellent Technologies, Inc.

(b)	Address of Issuer’s Principal Executive Offices 7625 Smetana Lane Eden Prairie, MN 55344
Item 2.
(a)
Name of Person Filing
     Crescendo Ventures IV, L.P. (“Crescendo IV”)
     Crescendo IV AG & Co. Beteiligungs KG (“IV KG”)
     Crescendo IV Entrepreneurs Fund, L.P. (“IV EF”)
     Crescendo IV Entrepreneurs Fund A, L.P. (“IV EFA”)
     Crescendo Ventures IV, LLC (“IV LLC”)
     Crescendo German Investments IV, LLC (“German IV LLC”)
     R. David Spreng

(b)	Address of Principal Business Office or, if none, Residence

600 Hansen Way Palo Alto, CA 94304

(c)	Citizenship

Entities:	Crescendo IV — Delaware
IV KG — Germany
IV EF — Delaware
IV EFA — Delaware
IV LLC — Delaware
German IV LLC — Delaware

Individuals:	R. David Spreng — United States
(d)	Title of Class of Securities Common Stock

(e)	CUSIP Number 20452A 10 8

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable

Page 9 of 12 Pages

Item 4. Ownership

	Crescendo IV	IV KG	IV EF	IV EFA
(a) Beneficial Ownership	-0-	-0-	-0-	-0-

(b) Percentage of Class	0%	0%	0%	0%

(c) Sole Voting Power	-0-	-0-	-0-	-0-

Shared Voting Power	-0-	-0-	-0-	-0-

Sole Dispositive Power	-0-	-0-	-0-	-0-

Shared Dispositive Power	-0-	-0-	-0-	-0-

	IV LLC	German IV LLC	R. David Spreng
(a) Beneficial Ownership	-0-	-0-	-0-

(b) Percentage of Class	0%	0%	0%

(c) Sole Voting Power	-0-	-0-	-0-

Shared Voting Power	-0-	-0-	-0-

Sole Dispositive Power	-0-	-0-	-0-

Shared Dispositive Power	-0-	-0-	-0-

Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not applicable.

Item 8.	Identification and Classification of Members of the Group
Not applicable.

Item 9.	Notice of Dissolution of a Group
Not applicable.

Item 10.	Certification
Not applicable.

Page 10 of 12 Pages

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
February 23, 2011

CRESCENDO IV, L.P.		CRESCENDO IV AG & CO. BETEILIGUNGS KG

By:	Crescendo Ventures IV, LLC	By:	Crescendo German Investments IV, LLC
	its general partner		its general partner

By:	/s/ R. David Spreng	By:	/s/ R. David Spreng

	R. David Spreng		R. David Spreng
	Managing General Partner		Managing General Partner

CRESCENDO IV ENTREPRENEURS FUND, L.P.		CRESCENDO IV ENTREPRENEURS FUND A, L.P.

By:	Crescendo Ventures IV, LLC	By:	Crescendo Ventures IV, LLC
	its general partner		its general partner

By:	/s/ R. David Spreng	By:	/s/ R. David Spreng

	R. David Spreng		R. David Spreng
	Managing General Partner		Managing General Partner

CRESCENDO VENTURES IV, LLC		CRESCENDO GERMAN INVESTMENTS IV, LLC

By:	/s/ R. David Spreng	By:	/s/ R. David Spreng

	R. David Spreng		R. David Spreng
	Managing General Partner		Managing General Partner

/s/ R. David Spreng

R. David Spreng
R. David Spreng
EXHIBITS
A: Joint Filing Agreement

Page 11 of 12 Pages